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                                                                    EXHIBIT 16.1

May 12, 2005

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for SPSS Inc. and, under date of March 16, 2005, we reported on the consolidated financial statements and related consolidated financial statement schedule of SPSS Inc. as of December 31, 2003 and 2004 and for the three years ended December 31, 2004 and under date of April 21, 2005, we reported on management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004. On May 6, 2005, our appointment as principal accountants was terminated. We have read SPSS Inc.'s statements included under Item 4.01 of its Form 8-K dated May 6, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with any of the statements made under Item 4.01(b).

Very truly yours,

KPMG LLP